Exhibit 5.1

July 27, 2011

DCP Midstream Partners, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Re:	Registration Statement on Form S-3 for DCP Midstream Partners, LP

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3, as amended (the “Registration Statement”), filed by the Partnership on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of $150,000,000 of common units representing limited partnership interests in the Partnership (the “Common Units”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. The Common Units will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement (the “Prospectus”).

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the Partnership, certificates of officers of the Partnership and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Prospectus, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 1, 2006, as amended by Amendment No. 1 thereto dated as of April 11, 2008, and Amendment No. 2 thereto dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005.

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership) any document reviewed by us had authority to sign in such

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capacity; (v) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (vi) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein.

We have also assumed that any execution, delivery, and performance of a Definitive Purchase Agreement (as defined below) will not (i) violate, conflict with, result in a breach of, or require any consent under, the Partnership Agreement, or other organizational documents of the Partnership or applicable laws with respect to the Partnership; (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body having jurisdiction over the Partnership or any of its assets; or (iii) constitute a breach or violation of any agreement or instrument that is binding upon the Partnership, and we have assumed that the Partnership has been duly organized and is validly existing and in good standing under the laws of the state of Delaware, that the Partnership has the legal partnership capacity, power, and authority to enter into, deliver, and perform its obligations under a Definitive Purchase Agreement, and that each Definitive Purchase Agreement will constitute the valid and legally binding obligation of the Partnership, enforceable against it in accordance with the terms of each Definitive Purchase Agreement. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the general partner (the “General Partner”) of the Partnership, and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with applicable law; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing any securities offered thereby at such time; (iii) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units; (iv) the Common Units will be issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and any appropriate Prospectus Supplement; and (v) a definitive underwriting, purchase, or other similar agreement (a “Definitive Purchase Agreement”) with respect to any securities offered will have been duly authorized and validly executed and delivered by the Partnership.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions, and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that with respect to the Common Units, upon (a) the taking by the Board of Directors of the General Partner (the “Board”), or a duly constituted and acting pricing committee of such Board (the “Pricing Committee”), of all necessary partnership action to authorize and approve the issuance of the Common Units and the terms of the offering thereof, and related matters, and (b) the issuance

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and delivery of the Common Units on behalf of the Partnership against payment therefor in accordance with a Definitive Purchase Agreement approved by the Board or the Pricing Committee, the Common Units will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are qualified in the following respects:

(A) We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), in each case as in effect on the date hereof.

(B) We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP